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                                                                   EXHIBIT 10.01

                                   CREE, INC.

                    MANAGEMENT INCENTIVE COMPENSATION PROGRAM

                              FISCAL YEAR 2000 PLAN

1.0      INTENT

         The intention of the Cree, Inc. Management Incentive Compensation Program (the "Program") for Fiscal Year 2000 ("FY 2000") is to provide incentives to eligible members of the management team for achieving or surpassing established after-tax earnings per share ("EPS") goals for FY 2000.

2.0      MANAGEMENT PARTICIPANT QUALIFICATIONS

         2.1 Participation shall be limited to a small group of senior management employees who have an important influence on the operation, profits and future of the Company. Generally, only executive officers and managers of major staff or line functions shall be eligible to participate in the Program.

         2.2      Participation shall be determined by the CEO of the Company.

         2.3 An invitation to participate and the information divulged in connection with the Program shall be considered private and may not be discussed with others.

         2.4 Participants in the Program shall not be eligible to participate in the Company's Employee Profit-Sharing Program (the "Employee Program") or in any successor arrangement to the Employee Program. Participants in the Program shall remain eligible to receive other discretionary cash bonuses and to participate in any retirement savings plans sponsored by the Company for which they are otherwise eligible.

3.0      FUNDING OF THE INCENTIVE PLAN POOL

         3.1      General:

                  A pool (the "Pool") shall be funded upon the achievement of the goals for after-tax EPS for FY 2000 as approved by the Compensation Committee of the Board of Directors. The Pool shall not be funded unless such goals are met at the pre-established threshold level of achievement fixed by the Compensation Committee. In addition, the Pool shall not be funded to the extent that such funding would reduce the amount of the Pool funded under the Employee Program for any fiscal quarter of FY 2000.



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                  Upon admission to the Program, each participant shall be
                  assigned an individual target award percentage to be applied to the individual's Base Salary for FY 2000 for calculating funding of the Pool and payouts as described below.

         3.2      Calculation of Pool Funding:

                  The Pool at 100% of the target level shall be the aggregate Base Salaries of the participants as of the end of FY 2000 times their respective target award percentages. (A participant's Base Salary as of the end of FY 2000 times his or her target award percentage shall be the participant's "Target Payout Amount".) The Pool at 100% of the target level shall be adjusted in two steps. In Step One, the Pool shall be adjusted on the basis of the percentage of the EPS goal for FY 2000 actually achieved. Such adjustment shall be made according to the schedule approved by the Compensation Committee. In Step Two, the Pool as calculated in Step One shall be reduced to the extent necessary to prevent any reduction in the amount of the pool funded under the Employee Program for any fiscal quarter during FY 2000 that would otherwise result from funding the Pool at the level determined in Step One.

         3.3      Calculation for Individual Payout:

                  Each participant's payout amount shall be a pro rata portion of the Pool as funded under Section 3.2 above. Each payout amount shall be determined by multiplying the Pool times a fraction where (i) the numerator is the participant's Target Payout Amount and (ii) the denominator is the aggregate sum of all participants' Target Payout Amounts.

4.0      RULES

         4.1 EPS resulting from unusual or non-recurring charges or from system changes shall be excluded for purposes of this Program.

         4.2 "Base Salary" shall mean a participant's total base compensation as of the end of FY 2000, including any amounts deferred under any deferred compensation plans of the Company but excluding any incentive pay, bonus payments, commission payments, income resulting from stock option exercises, etc.

         4.3 The Company recognizes that certain unforeseen events or inequities could develop in the Program as established. The Compensation Committee shall have the discretion to consider unusual circumstances. Such consideration shall be given only at the end of the Fiscal Year, and any decision of the Compensation Committee shall be final.

         4.4 Payments shall be made based on final annual financial statements as audited by


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                  the Company's independent certified public accountants.
                  Individual payouts shall be paid on or prior to August 1, 2000, or as soon thereafter as practicable.

         4.5 The Compensation Committee shall determine an individual target award percentage for the Chief Executive Officer of the Company (the "CEO"). The CEO shall determine the individual target award for each other participant. No individual target award percentage shall be greater than that of the CEO unless approved by the Compensation Committee.

         4.6 Only those who remain employees of the Company and members of the eligible management group through the date of payout will receive payments. No amount shall be deemed earned under this Program unless and until actually paid.

         4.7 As business conditions, participants' positions and the Company's needs change, the Compensation Committee shall have the sole and absolute discretion to modify or cancel this Program, or any individual's participation in the Program, at any time prior to payment upon notice to the affected participants. Participants should not presume continued participation in the Program.

         4.8 The Program shall not confer on any participant any right to continued employment with the Company, nor shall it interfere with the participant's right or the Company's right to terminate the participant's employment at any time, with or without cause.



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